Exhibit 99.1

Progenity Provides Corporate Updates and Reports Fourth Quarter and Full-Year 2020 Financial Results

Reports approximately 82,000 tests in the fourth quarter of 2020

Raised $118M gross proceeds in December 2020 from a concurrent secondary equity offering and issuance of convertible notes, and $25M in gross proceeds from a recent private placement with two leading healthcare-focused investment funds

Maintains 2021 revenue guidance range

Management will host conference call and webcast today at 4:30 p.m. ET/1:30 p.m. PT

SAN DIEGO, March 18, 2021 – Progenity, Inc. (Nasdaq: PROG), a biotechnology company with an established track record of success in developing and commercializing molecular testing products, today provided corporate updates and reported financial results for the fourth quarter and full-year ended December 31, 2020.

Progenity made significant progress during the fourth quarter, both with its revenue generating business and notably with its innovation pipeline programs. The company continued to transition its core molecular testing business towards growth, increased its in-network position by adding national and regional contracts, and saw additional commercial and government payors covering average risk NIPT.

Regarding its innovation pipeline programs, the company announced it successfully achieved the analytical and clinical verification milestone during the fourth quarter for its Preecludia™ preeclampsia rule-out test and has since initiated validation phase sample testing.

“We continue to make progress in establishing a strong foundation and stabilizing our core molecular testing business. We anticipate these efforts will translate into improved operating performance and near-term growth, consistent with our 2021 guidance. We also recently secured funding from leading healthcare-focused investment funds, allowing us to expand our investor base. We are particularly excited with the progress and potential of our R&D pipeline which includes completing our Preecludia™ test’s verification milestone and initiating the validation phase, advancing the Innatal 4 platform, and accelerating progress of our GI Precision Medicine programs,” said Harry Stylli, Ph.D., CEO, chairman of the board, and co-founder of Progenity.

Fourth Quarter 2020 Results and Other Corporate Highlights

•	Reported approximately 82,000 tests in the fourth quarter, including 56,000 core molecular tests and 26,000 COVID-19 tests.

•	Issued $168.5 million principal amount of 7.25% convertible senior notes due 2025 for gross proceeds of approximately $90.0 million and an additional $78.5 million principal amount of notes issued in exchange for the discharge of amounts outstanding under an existing credit and security agreement with entities affiliated with Athyrium Capital Management, LP.

•	Completed a concurrent underwritten secondary offering of common stock and issued approximately 8.8 million shares for gross proceeds of approximately $28.8 million.

•

In February 2021, raised approximately $25.0 million in gross proceeds from a private placement of approximately of 4.4 million shares of common stock and warrants to purchase an additional 4.4 million shares of common stock with two leading healthcare-focused investment funds.

•

Completed reduction in force, which resulted in the termination of approximately 9.5% of the Company’s employees, to enable the Company to control its costs and more effectively align resources to business priorities.

•	Increased in-network covered lives by up to 60 million with the addition of the MultiPlan national contract and added 1 million lives from additional regional payors.

•	Initiated validation phase for its Preecludia™ preeclampsia test, after successfully completing analytical and clinical verification.

•

Announced encouraging preclinical data supporting the potential of the Company’s oral drug delivery system (DDS) using a proprietary autonomous localization technology designed to identify a key region of the GI tract for drug delivery.

•

Presented data from an award-winning abstract on a novel ingestible lab-in-a-capsule, PIL Dx, at the American College of Gastroenterology (ACG) 2020 Virtual Annual Meeting. The data in the presentation demonstrated the achievement of critical de-risking steps and Progenity’s progress toward novel approaches for the assessment, diagnosis, and future treatment of gastrointestinal diseases through ingestible capsule devices.

Fourth Quarter and Full-Year 2020 Financial Results

Comparison of Three Months Ended December 31, 2020 and September 30, 2020

Revenue was $14.3 million in the three months ended December 31, 2020, compared to $25.9 million in the three months ended September 30, 2020. The fourth quarter revenue includes a $10.7 million accrual as a reserve for potential payor settlements, as previously announced.

Total accessioned tests volume, which includes the company’s core molecular testing and COVID-19 testing, was 81,640 in the fourth quarter of 2020, a decrease of 3% compared to accessioned tests volume in the third quarter of 2020, which was 84,067 tests.

Gross margin was negative 50.1% for the three months ended December 31, 2020, as a result of accruals against revenue, compared to 9.0% for the three months ended September 30, 2020.

Operating expenses were $44.2 million for the three months ended December 31, 2020, compared to $46.9 million for the three months ended September 30, 2020.

Net loss attributable to common stockholders was $75.5 million for the three months ended December 31, 2020 and basic and diluted net loss per share was $1.53, compared to a net loss attributable to common stockholders of $47.1 million and a net loss per share of $1.01 for the three months ended September 30, 2020.

Comparison of Three Months Ended December 31, 2020 and 2019

Revenue was $14.3 million in the three months ended December 31, 2020, compared to $20.5 million in the three months ended December 31, 2019. The decrease in revenue was primarily attributable to a decrease in test volumes in 2020 as a result of the COVID-19 pandemic, partially offset by a decrease, as compared to the prior period, of $9.2 million in payor settlement reserves and accruals.

Gross margin was negative 50.1% for the three months ended December 31, 2020, as a result of accruals against revenue, compared to negative 21.9% for the three months ended December 31, 2019.

Operating expenses were $44.2 million for the three months ended December 31, 2020, compared to $44.5 million in the three months ended December 31, 2019.

Net loss attributable to common stockholders was $75.5 million for the three months ended December 31, 2020 and basic and diluted net loss per share was $1.53, compared to a net loss attributable to common stockholders of $86.8 million and a net loss per share of $17.46 for the three months ended December 31, 2019.

Comparison of Full-Year Ended December 31, 2020 and 2019

Revenue was $74.3 million in the year ended December 31, 2020, compared to $144.0 million in the year ended December 31, 2019. The decrease in revenues was largely attributable to a decrease in test volumes as a result of the COVID-19 pandemic during the second, third and fourth quarters of 2020, partially offset by a decrease, as compared to the prior period, of $6.2 million in payor settlement reserves and accruals.

Gross margin was negative 25.7% for the year ended December 31, 2020, compared to 30.2% for the year ended December 31, 2019.

Operating expenses were $176.1 million for the year ended December 31, 2020, compared to $183.6 million in the year ended December 31, 2019.

Net loss attributable to common stockholders was $192.8 million for the year ended December 31, 2020 and basic and diluted net loss per share was $7.01, compared to a net loss attributable to common stockholders of $228.8 million and a net loss per share of $46.87 for the year ended December 31, 2019.

Cash and cash equivalents were $92.1 million as of December 31, 2020. As of December 31, 2020, Progenity had 55.8 million shares outstanding, excluding shares issued in our recent private placement.

COVID-19 Update

Public health measures related to the novel coronavirus are greatly impacting healthcare practices. We have responded to the COVID-19 pandemic by implementing and maintaining robust response plans, seamlessly continuing laboratory operations and maintaining pre-pandemic turnaround times. We enhanced our digital sales and support capabilities, increased proactive test reporting and remote genetic counseling capabilities, and expanded our mobile phlebotomy services, assisting our customers to continue serving their patients with the same quality care.

Webcast and Conference Call Information

Progenity will host a webcast and conference call to discuss the second quarter financial results and answer investment community questions today, Thursday, March 18, 2021 at 4:30 p.m. ET / 1:30 p.m. PT. The live call may be accessed by dialing 833-519-1237 for domestic callers and 914-800-3810 for international callers and entering the conference code: 9677695. A live webcast and archive of the call will be available online from the investor relations section of the company website at www.progenity.com.

About Progenity

Progenity, Inc. is a biotechnology company with an established track record of success in developing and commercializing molecular testing products, as well as innovating in the field of precision medicine. Progenity provides in vitro molecular tests designed to improve lives by providing actionable information that helps guide patients and physicians in making medical decisions during key life stages. The company applies a multi-omics approach, combining genomics, epigenomics, proteomics, and metabolomics to its molecular testing products and to the development of a suite of investigational ingestible devices designed to provide precise diagnostic sampling and drug delivery solutions. Progenity’s vision is to transform healthcare to become more precise and personal by improving diagnoses of disease and improving patient outcomes through localized treatment with targeted therapies. For additional information about Progenity, please visit the company’s website at www.progenity.com.

Safe Harbor Statement or Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which statements are subject to substantial risks and uncertainties and are based on estimates and assumptions. All statements, other than statements of historical facts included in this press release, including statements concerning the impact of the COVID-19 pandemic on our business, operations, financial results, and future performance, and the progress of our research and development efforts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect our plans, estimates, and expectations, as of the date of this press release. These statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the forward-looking statements expressed or implied in this press release. Such risks, uncertainties, and other factors include, among others, the ongoing COVID-19 pandemic, our ability to develop and commercialize our testing products as well as innovate in the field of precision medicine, our ability to obtain and maintain regulatory approval or clearance of our products on expected timelines or at all, our plans to research, develop, and commercialize new products, the unpredictable relationship between preclinical study results and clinical study results, our expectations regarding future test volumes and revenues, our expectations regarding our in network position, anticipated capacity for our tests, and those risks described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Progenity’s Annual Report on Form 10-K for the year ended December 31, 2020 to be filed with the SEC and other subsequent documents we file with the SEC.

Progenity expressly disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Robert Uhl

Managing Director, Westwicke ICR

ir@progenity.com

(619) 228-5886

Media Contact:

Kate Blom-Lowery

CG Life

kblomlowery@cglife.com

(858) 457-2436

Progenity, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended
	December 31, 2020	September 30, 2020
Revenues (1)	$14,276	$25,943
Cost of sales	21,427	23,601
Gross profit (loss)	(7,151)	2,342
Operating expenses:
Research and development	11,226	13,043
Selling and marketing	12,471	13,244
General and administrative	20,523	20,626
Total operating expenses	44,220	46,913
Loss from operations	(51,371)	(44,571)
Interest expense	(2,699)	(2,476)
Interest and other income (expense), net	(21,294)	(18)
Loss before income taxes	(75,364)	(47,065)
Income tax expense	164	—
Net loss	(75,528)	(47,065)
Dividend paid to preferred stockholders	—	—
Net loss attributable to common stockholders	$(75,528)	$(47,065)
Net loss per share attributable to common stockholders, basic and diluted	$(1.53)	$(1.01)
Weighted average number of shares outstanding used in calculating net loss per share attributable to common stockholders, basic and diluted	49,288,579	46,632,043

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(1)	Revenues for the three months ended December 31, 2020 reflect an accrual of $10.7 million recorded as a reserve for potential payor settlements.

Progenity, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
			(1)	(1)
Revenues (2)	$14,276	$20,476	$74,313	$143,985
Cost of Sales	21,427	24,961	93,433	100,492
Gross profit (loss)	(7,151)	(4,485)	(19,120)	43,493
Operating Expenses:
Research and development	11,226	14,609	47,743	63,400
Selling and marketing	12,471	13,378	52,887	58,888
General and administrative	20,523	16,501	75,438	61,324
Total operating expenses	44,220	44,488	176,068	183,612
Loss from operations	(51,371)	(48,973)	(195,188)	(140,119)
Interest expense	(2,699)	(2,327)	(9,984)	(9,199)
Interest and other income (expense), net	(21,294)	118	(24,888)	575
Loss before income taxes	(75,364)	(51,182)	(230,060)	(148,743)
Income tax expense (benefit)	164	(706)	(37,532)	(706)
Net loss	(75,528)	(50,476)	(192,528)	(148,037)
Dividend paid to preferred shareholders	—	—	(268)	(3,652)
Stock dividend on exchange of Series A-1 to Series B Preferred Stock	—	—	—	(27,637)
Stock dividend on Series B Preferred Stock	—	(36,364)	—	(49,501)
Net loss attributable to common shareholders	$(75,528)	$(86,840)	$(192,796)	$(228,827)
Net loss per share attributable to common shareholders, basic and diluted	$(1.53)	$(17.46)	$(7.01)	$(46.87)
Weighted average number of shares outstanding used in calculating net loss per share, basic and diluted	49,288,579	4,974,825	27,512,876	4,882,662

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(1)	The condensed consolidated statement of operations data for the year ended December 31, 2020 and 2019 has been derived from the audited consolidated financial statements.
(2)

Revenues for the three months ended December 31, 2020 reflect a revenue reserve accrual of $10.7 million recorded for payor settlements. Revenues for the three months ended December 31, 2019 reflect an accrual of $19.9 million related to the settlements with the Department of Justice (DOJ) and the participating State Attorneys General (AGs).

Revenues for the year ended December 31, 2020 reflect an aggregate revenue reserve accrual of $33.5 million related to the settlement with the DOJ and the participating State AGs and other payors settlements. Revenues for the year ended December 31, 2019 reflect a $39.7 million aggregate revenue reserve accrual related to the settlements with the DOJ and the participating State AGs and reimbursement claims and settlements with other payors.

Progenity, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31, 2020	December 31, 2019
	(1)	(1)
Assets
Current assets:
Cash and cash equivalents	$92,076	$33,042
Accounts receivable, net	12,682	22,189
Inventory	12,219	10,937
Income tax receivable	—	634
Prepaid expenses and other current assets	9,361	7,846
Total current assets	126,338	74,648
Property and equipment, net	17,842	15,891
Goodwill and other intangible assets	10,062	10,990
Other assets	198	198
Total assets	$154,440	$101,727
Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$17,410	$15,754
Accrued expenses and other current liabilities	54,677	83,615
Current portion of mortgages payable and capital lease obligations	583	968
Total current liabilities	72,670	100,337
Mortgages payable and capital lease obligations, net of current portion	2,841	3,439
Convertible notes, net	158,886	—
Note payable to related party, net	—	68,966
Embedded derivative liability	18,370	—
Other long-term liabilities	8,667	12,859
Total liabilities	$261,434	$185,601
Stockholders' deficit:
Common stock	59	9
Series A Preferred Stock	—	4
Series B Preferred Stock	—	102
Additional paid-in capital	452,992	283,260
Accumulated deficit	(541,274)	(348,478)
Treasury stock	(18,771)	(18,771)
Total stockholders' deficit	(106,994)	(83,874)
Total liabilities and stockholders' deficit	$154,440	$101,727

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(1)	The condensed consolidated balance sheet data at December 31, 2020 and 2019 has been derived from the audited consolidated financial statements